Exhibit 9

Execution Version

Blackstone Lock-Up Agreement

November 9, 2010

Goldman, Sachs & Co.

Deutsche Bank Securities Inc.

As representatives (the “Representatives”) of the several

Underwriters named in Schedule A to the Underwriting Agreement

c/o	Goldman, Sachs & Co.

200 West Street

New York, New York 10282

c/o	Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Ladies and Gentlemen:

This Lock-Up Agreement is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) to be entered into by General Growth Properties, Inc., formerly New GGP, Inc., a Delaware corporation (the “Company”), and you and the other Underwriters named in Schedule A to the Underwriting Agreement, with respect to the public offering (the “Offering”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Underwriting Agreement.

In order to induce you to enter into the Underwriting Agreement, Blackstone Real Estate Partners VI L.P., a Delaware limited partnership (“Blackstone REP”), Blackstone Real Estate Partners (AIV) VI L.P., a Delaware limited partnership (“Blackstone AIV”), Blackstone Real Estate Partners VI.F L.P., a Delaware limited partnership (“Blackstone VI.F”), Blackstone Real Estate Partners VI TE.1 L.P., a Delaware limited partnership (“Blackstone TE.1”) Blackstone Real Estate Partners VI TE.2 L.P., a Delaware limited partnership (“Blackstone TE.2”), Blackstone Real Estate Holdings VI L.P., a Delaware limited partnership (“Blackstone Holdings”), and Blackstone GGP Principal Transaction Partners L.P., a Delaware limited partnership (“Blackstone Principal” and, collectively with Blackstone REP, Blackstone AIV, Blackstone VI.F, Blackstone TE.1, Blackstone TE.2 and Blackstone Holdings, “Blackstone”), agrees that, for a period (the “Lock-Up Period”) beginning on the date of the emergence of GGP, Inc., formerly General Growth Properties, Inc., a Delaware corporation, from bankruptcy (the “Emergence Date”) and ending on, and including, the date that is 120 days after the Emergence Date (unless earlier terminated as set forth in the last paragraph hereof), Blackstone will not, without the prior written consent of the Representatives, (i) sell, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange

Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”) with respect to, any Common Stock or any other securities of the Company that are substantially similar to Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any hypothecation, pledge, swap or other arrangement that transfers, or is designed to or reasonably could be expected to result in a transfer of, to another, in whole or in part, during the Lock-Up Period any of the economic consequences of ownership of Common Stock or any other securities of the Company that are substantially similar to Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (iii) offer, contract, agree or publicly announce during the Lock-Up Period an intention to effect any transaction specified in clause (i) or (ii).

The foregoing sentence shall not apply to (a) sales to the Company, Brookfield Retail Holdings LLC, a Delaware limited liability company (“Brookfield I”), Brookfield Retail Holdings II LLC, a Delaware limited liability company (“Brookfield II”), Brookfield Retail Holdings III LLC, a Delaware limited liability company (“Brookfield III”), Brookfield Retail Holdings IV-A LLC, a Delaware limited liability company (“Brookfield IV-A”), Brookfield Retail Holdings IV-D LLC, a Delaware limited liability company (“Brookfield IV-D”), Brookfield Retail Holdings V LP, a Delaware limited partnership (“Brookfield V”) and Brookfield US Retail Holdings LLC, a Delaware limited liability company (“Brookfield US”, and collectively with Brookfield I, Brookfield II, Brookfield III, Brookfield IV-A, Brookfield IV-D and Brookfield V, “Brookfield”), Pershing Square Capital Management, L.P. (“PSCM”), on behalf of each of Pershing Square, L.P., a Delaware limited partnership (“Pershing I”), Pershing Square II, L.P., a Delaware limited partnership (“Pershing II”), PSRH, Inc., a Cayman Islands corporation (“PSRH” and, collectively with Pershing I, Pershing II and PSCM, “Pershing”), The Fairholme Fund, a series of Fairholme Funds, Inc. (“Fairholme Funds, Inc.”), a Maryland corporation (“The Fairholme Fund”), Fairholme Focused Income Fund, a series of Fairholme Funds, Inc., a Maryland corporation (“Fairholme Income” and, collectively with Fairholme Funds, Inc. and Fairholme Fund, “Fairholme”), and Teacher Retirement System of Texas, a public pension plan and entity of the State of Texas (“Teacher” and, collectively with Brookfield, Pershing and Fairholme, the “Other Investors”), and their respective affiliates, or other persons approved by the Representatives (such approval not to be unreasonably conditioned, withheld or delayed), provided that the transferee (if other than the Company) agrees in writing with the Representatives to be bound by terms of this Lock-Up Agreement (or, in the case of each of the Other Investors and its related parties, the Lock-Up Agreement entered into by such Other Investor as of the date hereof); and (b) transfers to affiliates of Blackstone or to any investment fund or other entity controlled or managed by Blackstone, provided that the transferee agrees in writing with the Representatives to be bound by terms of this Lock-Up Agreement.

In addition, Blackstone hereby waives any rights Blackstone may have to require registration of Common Stock in connection with the filing of the Form S-11 registration statement (File No. 333-168111) relating to the Offering. Blackstone further agrees that, during the Lock-Up Period, Blackstone will not, without the prior written consent of the

Representatives, make any demand for, or exercise any right with respect to, the registration of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock or any such securities.

Blackstone hereby agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent, during the Lock-Up Period, against the transfer of Blackstone’s shares of Common Stock except in compliance with the foregoing restrictions.

If (i) the Company notifies the Representatives in writing that it does not intend to proceed with the Offering, (ii) the registration statement filed with the Commission with respect to the Offering is withdrawn, (iii) for any reason the Underwriting Agreement shall be terminated prior to the “time of purchase” (as defined in the Underwriting Agreement) or (iv) the Offering is not completed by January 15, 2011, this Lock-Up Agreement shall be terminated and Blackstone shall be released from all of its obligations hereunder.

[signature page follows]

This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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Yours very truly,

BLACKSTONE REAL ESTATE PARTNERS (AIV) VI L.P.

By:	Blackstone Real Estate Associates VI L.P., its General Partner
By:	BREA VI L.L.C., its General Partner

By:	/s/ A.J. Agarwal
Name:	A.J. Agarwal
Title:	Senior Managing Director